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                                                                    Exhibit 99.1

CONTACT:
Mark Skaletsky                                       Lisa Burns (Investors)
Chief Executive Officer, ext. 206                    Justin Jackson (Media)
Elizabeth Grammer                                    Burns McClellan
General Counsel, ext. 232                            (212) 213-0006
(718) 647-5554

                      Essential Therapeutics Announces Plan
               To Convert Series B Preferred Stock to Common Stock

WALTHAM, Mass., November 13, 2002 -- Essential Therapeutics, Inc. (NASDAQ: ETRX) announced today that it has entered into separate Conversion Agreements with certain holders of its outstanding shares of Series B Preferred Stock. The holders of Series B Preferred Stock that have executed the Conversion Agreements have agreed, subject to obtaining the requisite stockholder approval and the satisfaction of certain other closing conditions, to vote all of the outstanding shares held by them in favor of converting all outstanding shares of the Company's Series B Preferred Stock into common stock. Each outstanding share of Series B Preferred Stock shall convert into the number of shares of common stock obtained by dividing the aggregate stated value of the outstanding Series B Preferred Stock, plus any accrued and unpaid dividends, by a per share conversion price of $0.75, subject to equitable and proportionate adjustment following any stock split, reverse stock split, stock dividend or similar transaction. The outstanding Series B Preferred Stock has an aggregate stated value of $60 million, and therefore, if the conversion is consummated, the Company will issue 80 million new shares of common stock in exchange for the conversion of all 60,000 shares of Series B Preferred Stock outstanding. As a result of this conversion no shares of Series B Preferred Stock will remain outstanding and all the rights, preferences and privileges previously associated with the Series B Preferred Stock will be extinguished, including, the right to require the Company to repurchase the Series B Preferred Stock at a price of $1,000 per share in a number of circumstances, including the passage of time and the failure of the Company to maintain its listing on the Nasdaq National Market.

The conversion of the outstanding shares of Series B Preferred Stock into common stock is part of the Company's comprehensive plan to achieve compliance with the Nasdaq National Market System listing criteria. For continued listing of the Company's common stock on the Nasdaq National Market the Company is required to maintain a minimum stockholders' equity of $10 million. As reported in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, the Company does not meet this minimum stockholders' equity criteria. The rights of redemption associated with the Company's Series B Preferred Stock preclude the stock from inclusion in stockholders' equity. The conversion of all outstanding shares of Series B Preferred Stock will result in an increase in the Company's stockholders' equity of approximately $53.0 million, resulting in a positive stockholders' equity of approximately $41 million. The Company believes that this action should enable the Company to achieve and sustain compliance with Nasdaq's minimum stockholders' equity criteria. The reclassification of $53.0 million into stockholders' equity will also be reflected in the Company's financial statements as an increase in the net loss applicable to common stockholders for purpose of computing net loss per share of Common Stock. Assuming a fair value of $1.00 per share of common stock at the time of the conversion, the increase in net loss applicable to the common stock would be $60.0 million.

The Company's stockholders will be asked to approve the conversion of the Series B Preferred Stock into common stock at a Special Meeting of Stockholders that will be called for such purpose. A number of related and dependent proposals will also be put before the stockholders at the Special Meeting, including an amendment to the Company's Restated Certificate of Incorporation to increase the number of shares of

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Common Stock that the Company is authorized to issue, and an amendment to the
Company's Restated Certificate of Incorporation to effect one of several possible reverse stock splits ranging from a one-for-two reverse stock split to a one-for-fifteen reverse stock split, if the Board of Directors of the Company determines that such an amendment would be in the best interest of the Company and its stockholders. The Company has filed its preliminary proxy materials with the Securities and Exchange Commission and intends to mail proxy materials to its stockholders following completion of the review period provided for the Securities and Exchange Commission. If the Company's stockholders fail to approve the conversion of all outstanding shares of Series B Preferred Stock, then the Company does not expect that it would be able to maintain the listing of its Common Stock on the Nasdaq National Market. In the event of delisting, the terms of the Series B Preferred Stock provide that the Series B Preferred Stockholders have the right to cause the Company to redeem their shares of Series B Preferred Stock at a price of $1,000 per share. The redemption of all 60,000 shares of Series B Preferred Stock would result in the Company being obligated to pay the holders of the Series B Preferred Stock an aggregate of $60.0 million. The Company currently does not have the funds available to redeem all of the outstanding shares of Series B Preferred Stock.

     About Essential Therapeutics

Essential Therapeutics is committed to the development of breakthrough biopharmaceutical products for the treatment of life-threatening diseases. With an emerging pipeline of lead programs and product candidates in the anti-infective and hematology/oncology therapy areas, Essential Therapeutics is dedicated to commercializing novel small molecule products addressing important unmet therapeutic needs. Additional information on Essential Therapeutics can be obtained at http://www.essentialtherapeutics.com.

Statements contained herein that are not historical fact may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934, that are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements made by the Company. These factors include, but are not limited to, the Company's ability to meet and sustain compliance with all of the list requirements of the Nasdaq National Market. For a discussion of other risks and uncertainties affecting Essential Therapeutics' business, see the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002. Actual results and timing of certain events could differ materially from those indicated in the forward-looking statements as a result of these or other factors.

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